Exhibit 99.1

Verisk Elects Laura K. Ipsen to Board of Directors

JERSEY CITY, N.J., November 19, 2019 — Verisk (Nasdaq:VRSK), a leading data analytics provider, announces the addition of Laura K. Ipsen to its board of directors, effective January 1.

Ipsen has more than 25 years of experience as a technology executive. She’s currently president and chief executive officer of Ellucian, which provides software and services that power more than 2,500 higher education institutions in more than 50 countries.

“Verisk serves a spectrum of industries in data- and technology-rich environments, and Laura’s decades of experience in these arenas will further strengthen the composition of our board,” said Verisk Chairman, President, and CEO Scott G. Stephenson. “Her knowledge of the cloud, AI, and global energy efforts will challenge our assumptions and push us to continue finding new ways to solve customer problems using emerging technology.”

Previously, Ipsen was general manager and senior vice president for Oracle Marketing Cloud—leading all customer-facing aspects of the business, including sales, account management, marketing, and customer services. Before that, she was corporate vice president of Microsoft’s worldwide public sector organization, where she led a team of more than 2,000 sales and marketing professionals serving government, education, and public healthcare customers in more than 100 countries.

Her experience also includes more than a decade at Cisco Systems, where she spearheaded an effort to transform how the world manages energy supplies and built smart-grid solutions for utilities around the world. During her time with Cisco, Ipsen established the company’s global policy and government affairs division, with a focus on Cisco’s policy related to the Internet as well as adoption of broadband access. She’s also held leadership roles at PricewaterhouseCoopers, Acer America, and Hitachi Data Systems.

Ipsen served as a member of the Monsanto board of directors from 2010 until 2018, when it was acquired by Bayer. She is also the former chair of the board of the Washington, D.C.–based Information Technology Industry Council.

About Verisk

Verisk (Nasdaq:VRSK) is a leading data analytics provider serving customers in insurance, energy and specialized markets, and financial services. Using advanced technologies to collect and analyze billions of records, Verisk draws on unique data assets and deep domain expertise to provide first-to-market innovations that are integrated into customer workflows. Verisk offers predictive analytics and decision support solutions to customers in rating, underwriting, claims, catastrophe and weather risk, global risk analytics, natural resources intelligence, economic forecasting, and many other fields. Around the world, Verisk helps customers protect people, property, and financial assets.

Headquartered in Jersey City, N.J., Verisk operates in 30 countries and is a member of Standard & Poor’s S&P 500® Index. In 2018, Forbes magazine named Verisk to its World’s Best Employers list. For more information, please visit www.verisk.com.

Contacts:

Investor Relations

Stacey Brodbar

Head of Investor Relations

Verisk

201-469-4327

IR@verisk.com

Media

Brett Garrison

Edelman (for Verisk)

917-639-4903

Brett.Garrison@edelman.com